Exhibit (a)(1)(I)

C O N F I D E N T I A L For internal distribution only Offer to Exchange “Out-of-the- Money” Stock Options Highlights for Antigenics’ Employees June, 2009

C O N F I D E N T I A L
For internal distribution only
Questions to be covered in this presentation
What is a “stock option exchange?”
What do I need to do to participate in the stock option
exchange?
What if I don’t want to exchange my stock options?
What if I change my mind?
What are the tax implications of the exchange?
Any questions that you may not have had answered

C O N F I D E N T I A L
For internal distribution only
Changes to your Antigenics’ stock and stock options
In this presentation we will be presenting information on changes that affect your holdings of Antigenics’ stock options.
All statements made in this presentation material and any associated discussion are not a comprehensive representation of the terms of the Offering.
We urge you to read carefully the Offer documents in their entirety for definitive rules and specifics regarding the Offer before you make any decisions.
You should consult your financial or tax advisor regarding your specific questions with regards to the material US federal income tax consequences of the Offer.

C O N F I D E N T I A L
For internal distribution only
What is a “stock option exchange” program?
Equity, through stock options, has long been an important
component of Antigenics’ compensation program
When you receive a stock option, you are given the right to buy a certain number of shares of Antigenics’ stock at a guaranteed price
(exercise price)
Like so many companies in the recent economy, Antigenics’ stock has recently traded at historical low prices and many stock options are
“underwater” – the guaranteed price (the exercise price) is higher than the current trading price
– In other words, it would be less expensive for you to buy stock on the open market than to buy it with your stock options at the “guaranteed”
price

C O N F I D E N T I A L
For internal distribution only
What is a “stock option exchange” program?
In our most recent proxy we told our stockholders the following:
“The objective of our equity incentive programs is to encourage ownership of the
Company by key personnel whose long-term employment or service is considered essential to our continued progress and to align employees’ interests with those of our stockholders.  Our Board of Directors believes that equity incentive awards are critical to retaining and providing proper incentives for our executive officers and other employees.
Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock…Consequently, Eligible Exchange
Participants held options to purchase approximately 5,490,099 shares of our common stock that were out-of-the-money, meaning that the exercise price of the outstanding stock was more than the market price for our stock. Although we continue to believe that stock options are an important component of our employees’
total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock.  As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees to achieve our strategic, operational and financial goals.”

C O N F I D E N T I A L
For internal distribution only
What is a “stock option exchange” program?
The stockholders have approved our Board’s request to allow us to exchange some of the stock options you currently hold for newly issued stock options.
– Former employees who still hold options are not eligible
– Non-employee Members of the Board of Directors and Antigenics’ consultants are not eligible
Not all stock options will be eligible for the exchange
–
– That means that approximately 27% of our outstanding options will be eligible to be exchanged for new options
– Restricted stock will not be eligible for exchange
So what does this really mean…………
Eligible stock options have original exercise prices greater than the higher of $4.75 per share or the fair market value of our common stock
Only current Antigenics’ employees are eligible to participate in a stock option exchange program
The “replacement” stock options will have an exercise price that is equal to the closing price of Antigenics’ stock on the day expiration date of the exchange offer.

C O N F I D E N T I A L
For internal distribution only
Antigenics’ Exchange Program
This is a one-time
opportunity to exchange your eligible options (those with
exercise prices greater than the higher of $4.75 or the Fair Market Value of our Common Stock).
– If you have multiple eligible stock option grants, you may elect to exchange all, some or none of the eligible options
All replacement grants will be subject to vesting regardless of the vesting status of your original stock option grants
Original Grant Price Exchange Ratio Vesting Schedule
Under $4.75 Not Eligible
$4.75 and higher
Three (3) Replacement Options
for each four (4) Eligible Options
Six Equal, Quarterly Installments
over  an eighteen month Period

C O N F I D E N T I A L
For internal distribution only
Antigenics’ Exchange Program
•
Employee:  Jan Smith
•
Current Stock Option Holdings
Grant Date
Grant Eligible
for Option
Exchange?
Original
Exercise Price
Number of
Options
Face Value of
Grant
9/22/2003 $           15.67 500 $       7,835.00 Yes
2/18/2004 $           10.36 300 $       3,108.00 Yes
3/7/2005 $             6.30 1,000 $       6,300.00 Yes
3/22/2006 $             5.13 1,500 $       7,695.00 Yes
9/12/2007 $            2.27 2,000 $       4,540.00 No
9/10/2008 $            1.57 5,000 $       7,850.00 No

C O N F I D E N T I A L
For internal distribution only
Antigenics’ Exchange Program
Jan Smith has two option grants that are not eligible for exchange
– Granted on September 10, 2008 with an original exercise price of $1.57, and granted on September 12, 2007 with an original exercise price of $2.27
Jan Smith has decided not to exchange the options with an original exercise price of $5.13
Jan has decided exchange all her other options for new options
Face Value of
Grant
Number of
Options
New Options Vest
Quarterly
Over:
Number of
New Options
After
Exchange
Exchange
Ratio
Grant Eligible
for Option
Exchange?
Exercise Price Original Grant Date
5000 No $     7,850.00 5000 $  1.57 9/10/2008
8500 7000
Total Options not
Exchanged
9/22/2003 $ 15.67 500 $     7,835.00 Yes 4:3 375 18 months
2/18/2004 $ 10.36 300 $     3,108.00 Yes 4:3 225 18 months
3/7/2005 $  6.30 1000 $     6,300.00 Yes 4:3 750 18 months
3/22/2006 $  5.13 1500 $     7,695.00 Yes 1500
9/12/2007 $  2.27 2000 $     4,540.00 No 2000
Total Options
Held
10,300 9850

C O N F I D E N T I A L
For internal distribution only
What do I have to do to participate?
Over the next few weeks you will have to decide if you are going to exchange your eligible options for new options.
Before making a decision of this magnitude, we would recommend that you consult with a tax or financial planner.
To participate you must complete an Election Form and submit it to Christine
Klaskin no later than July 16, 2009
– Forms are available on our intranet
– You will receive an e-mail when your Election Form is received in Finance
If you choose to participate, you can exchange the options granted to you in any of your eligible grants
– You do not have to exchange all eligible option grants, but you must exchange all outstanding options in a specific grant
• From our example, if Jan wants to exchange the options granted on March 22, 2006 (exercise price $5.13), she must exchange all 1500 options she now holds.

C O N F I D E N T I A L
For internal distribution only
What if I don’t want to participate?
Participation in the Antigenics’ Stock Option Exchange Program is voluntary.
Antigenics’ Board of Directors and senior management neither encourages or discourages your participation
If you do not want to participate in the option exchange, there is nothing you need to do.
– Your options will remain exactly as they are now with the same terms and conditions including vesting schedule and adjusted exercise price.

C O N F I D E N T I A L
For internal distribution only
What if I change my mind?
You can make changes to your election more than once, as long as your final paperwork is received by Christine Klaskin by the 5:00 PM EDT on July 16,
2009.
If you have already submitted an Election Form
and you no longer wish to
exchange a particular option grant, you will need to complete a Withdrawal
Form and submit it to Christine Klaskin prior to the close of the period of the
Offer to Exchange.
–
You will receive an e-mail when your Withdrawal Form has been received in Finance.
If you want to exchange additional eligible grants, you will need to submit a new Election Form.
–
You do not need to submit a Withdrawal Form
to cancel  your prior election.  Your
change will be governed by the Election Form with the latest date.
– You will receive an e-mail when your new Election Form is received in Finance.
All Enrollment and Withdrawal forms must be submitted by July 16, 2009, unless the Offer to Exchange is extended by the Board of Directors.
•
NO LATE FORMS WILL BE ACCEPTED.

C O N F I D E N T I A L
For internal distribution only
What are the tax implications of the exchange?
This stock option exchange has been designed so as not to incur a “taxable event” for Antigenics’ employees
– There are always exceptions to rules based on individual financial situations
– Should you have questions regarding the exchange and its implications for your particular situation, you’ll need to consult with your tax or financial advisor

C O N F I D E N T I A L
For internal distribution only
Key Dates to Remember:
Start of Offer to Exchange (Tender Offer) June 17, 2009
All Election and Withdrawal Forms
received by Christine Klaskin          5:00 PM (EDT)
July 16, 2009
Expiration Date of Offer to Exchange*
5:00 PM (EDT)
July 16, 2009
Replacement stock options to be issued*
July 17, 2009
* Although we have no plans to extend the offering period, if the Board of Directors does decide to extend the period, you will be notified no later than 6:00 a.m., Eastern Daylight
Time, on the next business day following the scheduled Expiration Date.

C O N F I D E N T I A L
For internal distribution only
Other Considerations
Should you leave Antigenics’ employment prior to the close of the
Offering period you will NOT receive replacement options, regardless of your submission of an Election Form
– Your Eligible Stock Options will be retained, subject to the original terms and conditions including vesting schedule, expiration schedule and exercise price as effected for the reverse stock split
This Offer is not conditioned on a minimum number of eligible employees accepting or a minimum number of options being
exchanged
No one from Antigenics has been, or will be, authorized to provide you with additional information in this Offering
For questions regarding investment-related issues, you should talk to your personal advisors

C O N F I D E N T I A L For internal distribution only Other Questions? Should you have additional questions: – Please contact John Cerio in Human Resources or Christine Klaskin in Finance